Media Contact: Phil Wallis ph: (321) 363-5113	IR Contact: Ed Job, CFA ph: (646)213-1914
Or pjwallis@newgenerationbiofuels.com	Or ed,job@ccgir.com
Rob Schatz ph: (212) 370-4500
Or Rob@wolfeaxelrod.com

New Generation Biofuels Complies with NASDAQ Marketplace Rule 4350(b)(1)(B)  and announces Going Concern Opinion

LAKE MARY, Florida – April 9, 2009 – Renewable fuels provider New Generation Biofuels Holdings, Inc. (NasdaqCM: NGBF) today announced that its consolidated financial statements for the fiscal year ended December 31, 2008, included in the Company's annual report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2009, contained a going concern qualification from its independent registered public accounting firm.

This announcement is being made in compliance with Nasdaq Marketplace Rule 4350(b)(1)(B), which requires separate disclosure of the receipt of an audit opinion that contains a going concern qualification. This announcement does not represent any change or amendment to the Company's 2008 financial statements or to its annual report on Form 10-K.

The company also notes that as of the balance sheet date of December 31, 2008 it did not meet the Nasdaq listing requirement for shareholder equity, but after raising $3.2 million in March of 2009, the company has now become compliant with the minimum shareholder equity requirement.

About New Generation Biofuels, Holdings, Inc.

New Generation Biofuels is a renewable fuels provider. New Generation Biofuels holds an exclusive license for North America, Central America and the Caribbean to commercialize proprietary technology to manufacture alternative biofuels from vegetable oils and animal fats that it markets as a new class of biofuel for power generation, commercial and industrial heating and marine use.  The Company believes that its proprietary biofuel can provide a lower cost, renewable alternative energy source with significantly lower emissions than traditional fuels. New Generation Biofuels’ business model calls for establishing direct sales from manufacturing plants that it may purchase or build and sublicensing its technology to qualified licensees.

Forward Looking Statements

This news release contains forward-looking statements. These forward-looking statements concern our operations, prospects, plans, economic performance and financial condition and are based largely on our current beliefs and expectations. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any future results expressed or implied by such forward-looking statements. The risks and uncertainties related to our business include all the risks attendant a development stage business in the volatile energy industry, including, without limitation, the risks set forth under the caption "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008.